Company Contact:	Investor Contact:
Global Med Technologies®, Inc.	Paul M. Holm
Michael I. Ruxin, M.D.	H. L. Lanzet
(303) 238-2000	(212) 888-4570
paulmholm@gmail.com

Global Med Technologies®, Inc. Files Post Effective Amendment
Related to Previously Registered Shares

Denver, CO – (June 1, 2007) – Global Med Technologies®, Inc. (“Global Med” or the “Company”) (OTCBB: GLOB.OB), today announced that it has filed a post effective amendment related to previously registered shares. This registration statement does not provide for the issuance of any additional common shares but seeks to maintain registration on the common shares underlying the Series A Convertible Preferred Stock (“Series A”) and the warrants issued as part of the financing agreement that took place in December of 2005. This financing eliminated $814,000 in annual dividend and interest payments and approximately 4.86 million shares of the Company’s common stock.

The Company’s Chairman and CEO, Michael I. Ruxin, M.D., commented, “This post effective registration statement seeks to maintain registration on warrants and the Series A issued as part of the December 2005 financing and provides for no further dilution.”

About Global Med Technologies, Inc.

Global Med Technologies, Inc. is an international e-Health medical information technology company providing information management software products and services to the healthcare industry.  Its Wyndgate Technologies division is a leading supplier of information management systems to U.S. and International blood centers and hospital transfusion centers.  Each year, Wyndgate’s products and services manage more than eight million blood components, representing over 27% of the U.S. blood supply. Wyndgate’s products are being used in Canada and sub-Saharan Africa, and are being implemented in the Caribbean.  Together, the SafeTrace Tx*® advanced transfusion management system and the SafeTrace® donor management system provide Vein-to-Vein® tracking from donor collection to patient transfusion.

For more information about Global Med’s products and services, please call 800-WYNDGATE or visit www.globalmedtech.com, www.peoplemed.com and www.wyndgate.com.

This news release may include statements that constitute forward-looking statements, usually containing the words “believe,” “estimate,” “project,” “expects” or similar expressions.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this news release.

*Patent Pending